PORTAGE PARTNERS, LTD.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS

                                    Six months ending       August 18, 1999
                                   December 31,                 (Inception) to
                                    2003              2002   December 31, 2003
CASH FLOWS
FROM
OPERATING
ACTIVITIES
Net (loss)                   $(555)               $(460)            $(5,477)
Increase in
accounts
payable                       555                    460               2,347

Net cash
(used) by
operating
activities                     -                             -          (2,575)

CASH FLOWS
FROM
FINANCING
ACTIVITIES
Proceeds from
stock issuances         -                             -              2,575

Net cash
provided by
financing
activities                    -                            -              2,575

Net increase
in cash                                                                       -
Cash   beginning                                                          -
Cash   ending                                                               -

Supplemental
disclosures:
Interest paid              -                                  -               -
Income taxes
paid                          -                                 -             -

Non-cash
transactions:
Shares issued
for dividend                -                                 -          $2,000

Number of
shares issued            -                                -       2,000,000
for dividend

The accompanying notes are an intregal part of these financial statements.
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